STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (“Agreement”) is entered into as of January 1, 2010 (the “Effective Date”), by and between LAS VEGAS GAMING, INC., a Nevada corporation (the “Company”) and TRIANGLE HOLDINGS VI LLC, an Oregon limited liability company (“Seller”).

RECITALS

A.           Seller owns 150,000 shares of Series G Convertible Preferred Stock of the Company, recorded in the name of Seller on the books of the Company (the “Shares”).

B.           Pursuant to the terms of Shares, Seller is entitled to receive a 12% annual dividend.  The Company was unable to pay the dividend due January 1, 2010, which amounted to $107,847.12.

C.           As a result of Seller’s failure to pay the past due dividend, Seller has asked the Company to repurchase the Shares for the amount of Seller’s initial investment.

D.           The Company desires to repurchase the Shares from Seller and Seller desires to sell the Shares to the Company on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1.  Sale and Purchase of Shares.

1.1      Sale.  Subject to the terms and conditions of this Agreement, the Seller hereby sells, assigns, and transfers all of the Shares to Company (“Repurchase”) in consideration for the Purchase Price (as defined below).

1.2      Purchase Price.  Company shall purchase the Shares for $750,000 (the “Purchase Price”), payable in the form of, and pursuant to, a promissory note substantially in the form of Exhibit A hereto (the “Note”).  The amount of such promissory note shall include, in addition, the amount of the past due dividend of $107,847.12.

1.3     Closing.  Upon execution of this Agreement, (i) Seller shall deliver to the Company the certificate or certificates for the Shares, together with an assignment separate from certificate in the form attached to this Agreement as Exhibit B and endorsed in blank, and (ii) Company shall deliver the Note.

2.  Representations by Seller.

2.1      Authorization; Enforcement.  Seller represents and warrants to the Company that Seller has the absolute and unrestricted right, power and authority to sell, transfer and assign the Shares to the Company pursuant to this Agreement.  This Agreement has been duly authorized and executed by Seller, and is the valid and binding agreement of Seller, enforceable against it in accordance with its terms.

2.2      Consents.  No consent, approval or authorization of or notice to any third party is necessary to be obtained or given by or on behalf of Seller in connection with the Repurchase. Seller further represents and warrants to Company that the Repurchase does not violate the organizational documents of Seller or any agreement to which Seller is a party.

2.3       Ownership.  Seller has and is conveying to the Company good and marketable title to the Shares, free and clear of any liens, restrictions, claims or other encumbrances.

2.4       Knowledge of Seller.  Seller has sufficient knowledge to independently evaluate, and is fully familiar with, the Company and its financial position, prospects and valuation. Seller has not relied on, is not relying on, and has not been influenced by, any representation, information or recommendation provided by Company, its directors, management, employees, agents or advisors in determining the sale price or evaluating or reaching Seller’s decision to sell the Shares.

3.  Miscellaneous.

3.1       Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada.

3.2        Entire Agreement; Enforcement of Rights.  This Agreement, including all exhibits hereto, contains the entire agreement and understanding of the parties relating to its subject matter and supersedes all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

3.3       Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

3.4        Costs.  Each party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors and representatives, incurred in connection with this Agreement. If any dispute arises out of or relates to this Agreement, whether or not a suit or other proceeding is commenced, and whether in mediation, in arbitration, at trial, on appeal, the prevailing party shall be entitled to recover and be reimbursed for its costs and expenses incurred, including reasonable attorney fees.

3.5         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by facsimile or other form of electronic transmission or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, facsimile number or email address as set forth below or as subsequently modified by written notice.

3.6         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns.

3.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same instrument. Evidence of execution may be provided on a facsimile basis by telecopy or other electronic means.

3.8         Further Assurances.  Each of the parties agrees to execute such further instruments or documents reasonably requested by the other party or as necessary to carry out the purposes of this Agreement.

The parties have executed this Stock Repurchase Agreement as of the day and year first set forth above.

COMPANY:
LAS VEGAS GAMING, INC.

By: /s/ Bruce A. Shepard
 Name: Bruce A. Shepard
 Its:      Chief Financial Officer

Address:   3980 Howard Hughes Parkway
                   Las Vegas, Nevada  89169
Facsimile: (702) 733-4907

Email:        bruce@lvgi.com
SELLER: TRIANGLE HOLDINGS VI LLC By: /s/ Jay Zidell Name: Jay Zidell Its: Manager Address: 3121 S.W. Moody Avenue Portland, Oregon 97239 Facsimile: (503) 827-0289 Email: jayz@zidell.com

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Repurchase Agreement between the undersigned (“Seller”) and LAS VEGAS GAMING, INC. (the “Company”), dated as of January 1, 2010, Seller hereby sells, assigns and transfers unto Company a total of 150,000 shares of Series G Convertible Preferred Stock of the Company, recorded in Seller’s name on the books of Company and does hereby irrevocably constitute and appoint Company as transfer agent to transfer the said shares on the books of Company with full power of substitution in the premises.

Dated:  March 23, 2010

SELLER:

TRIANGLE HOLDINGS VI LLC

By:  /s/  Jay Zidell
Name:   Jay Zidell
Title:     Manager

EXHIBIT B

SECURED SECOND POSITION PROMISSORY NOTE

$1,107,847.12	Las Vegas, Nevada	January 1, 2010

FOR VALUE RECEIVED, the undersigned, LAS VEGAS GAMING, INC., a Nevada corporation with its principal place of business at 3980 Howard Hughes Parkway, Suite 450, Las Vegas, Nevada 89169 (“Maker”), hereby unconditionally promises to pay to the order of Triangle Holdings VI LLC, (“Payee”) at 3121 SW Moody Avenue, Portland, Oregon 97239, in immediately available funds by wire transfer or cashier’s check, the principal sum of ONE MILLION ONE HUNDRED SEVEN THOUSAND EIGHT HUNDRED FORTY SEVEN AND 12/100 DOLLARS ($1,107,847.12), or such lesser amount as may be payable hereunder pursuant to the terms of this Secured Second Position Promissory Note (this “Note”), together with accrued interest on the outstanding and unpaid principal balance as herein specified.

1.           Loans.  The principal amount of this Note represents (a) the repurchase by Maker of 150,000 shares of Series G Convertible Preferred Stock of Maker currently held by Payee for the amount of Payee’s initial investment of $750,000, together with the 12% dividend amounting to $107,847.12 that was due and payable on January 1, 2010, which Maker is unable to pay, (b) a new loan in the amount of $150,000, to be made on March 18, 2010, and to be used to lease or purchase materials that will be used to produce, and that will become a part or component of, Maker’s products, including PlayerVision 3 software applications incorporated into Maker’s slot machine products, and (c) a $100,000 loan fee charged by Payee in connection with making the new loan (the “Loan Fee”).

2.           Payments. (a) The entire outstanding principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable in one payment on the earlier to occur of (a) the date that that certain loan from IGT, a Nevada corporation, to Maker in the principal amount of $1,500,000 is repaid in full and (b) the date on which IGT forecloses on such loan as a result of a default thereunder (such date, the “Due Date”). Maker may prepay all or any portion of the principal of this Note without giving Payee prior written notice of its intention to make such prepayment and without a prepayment penalty. Any prepayment shall be accompanied by the payment of all accrued and unpaid interest on the amount of principal being so prepaid.

(b) All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America at the address of Payee indicated above, or such other place as the holder of this Note shall designate in writing to Maker.  Each payment under this Note shall be credited as follows: first, to accrued but unpaid fees (including, without limitation, the Loan Fee); second, to accrued and unpaid interest; and third, to the unpaid principal balance of this Note.

3.           Interest Rate. The principal balance hereof from time to time outstanding, as well as any interest not paid when due, shall bear interest at the rate of ten percent (10%) per annum from the date hereof and continuing until all sums due hereunder are paid in full.  All accrued interest shall be payable on the Due Date.

4.           Security. This Note is executed as of March 18, 2010 to be effective as of January 1, 2010. Maker hereby grants to Payee, for the benefit of Payee and any affiliate of Payee, a continuing second priority security interest (except as otherwise noted below) in and to, and assigns to Payee the following, and each item thereof, whether now owned or now due, or in which Maker has an interest, or hereafter acquired, arising, or to become due, or in which Maker obtains an interest, and all products, proceeds, substitutions, and accessions of or to any of the following (all of foregoing, together with any other property in which Payee may in the future be granted a security interest, is referred to herein as the “Collateral”):

(a) (b)	All accounts and accounts receivable; All inventory;

(c)	All general intangibles (including, without limitation, all intellectual property and patents for PlayerVision 3 and Nevada Numbers);

(d)	All equipment; (except for 32 slot machines with respect to which Gaming Arts, LLC holds a second priority security and with respect to which Payee will hold a third priority security interest);

(e)	All goods;

(f)
All fixtures (except the furniture and fixtures at 3980 Howard Hughes Parkway, Suite 450, Las Vegas, Nevada with respect to which Gaming Arts, LLC holds a second priority security and with respect to which Payee will hold a third priority security interest);

(g)	All chattel paper.

(h)	All rights under letters of credit of which Seller is the beneficiary;

(i)	All payment intangibles;

(j)	All supporting obligations;

(k)
All books, records, and information relating to the Collateral and/or to the operation of Maker’s business, and all rights of access to such books, records, and information, and all property in which such books, records, and information are stored, recorded, and maintained;

(l)	All leasehold interests;

(m)	All investment property, instruments, documents, deposit accounts, money, policies and certificates of insurance, deposits, impressed accounts, compensating balances, cash, or other property;

(n)
All insurance proceeds, refunds, and premium rebates, including, without limitation, proceeds of fire and credit insurance, whether any of such proceeds, refunds, and premium rebates arise out of any of the foregoing. ((a) through (m)) or otherwise; and

(o)	All liens, guaranties, rights, remedies, and privileges pertaining to any of the foregoing ((a) through (n)), including the right of stoppage in transit.

All terms used in this Section 3 and not otherwise defined in this Note shall have the meanings given to them in the Nevada Uniform Commercial Code (the “UCC”). It is intended that the Collateral include, without limitation, all PlayerVision assets of Maker.  Maker agrees to execute such financing statements and to take whatever other actions are requested by Payee to perfect and continue Payee’s security interest in the Collateral.  Maker authorizes Payee to file one or more financing statements describing the Collateral in any and all jurisdictions where, and with any and all governmental authorities with whom, the Payee deems such filing to be necessary or appropriate to perfect and establish the priority of the liens granted by this Note.

5.           Maker’s Representations. Maker hereby represents and warrants to Payee that:

(a)	Maker has good and marketable title to the Collateral, subject only to the liens or encumbrances disclosed as of the date hereof to Payee by Maker in writing.

(b)
Maker is duly organized and validly existing as a corporation under the laws of the state of Nevada, and is in good standing as a corporation and qualified to do business in each state in which the nature of its business or property so requires.

(c)
Maker has the corporate power and authority and is duly authorized to execute and deliver this Note and perform the obligations under this Note.  This Note has been duly executed and delivered by an authorized officer of Maker and constitutes a valid and legally binding obligation of Maker, enforceable in accordance with its terms.

(d)
Maker’s execution, delivery, and performance of this Note and compliance with the terms, conditions and provisions hereof are not prohibited or restricted under the articles of incorporation or bylaws of Maker and do not conflict with, violate or constitute a breach of or default under any provision of any agreement, contract, lease, deed of trust, indenture, or instrument to which Maker is a party or by which Maker or its assets and properties, including the Collateral, are bound, or result in the imposition of any lien, charge, encumbrance, claim or security interest of any nature whatsoever upon any of the Collateral.

(e)
The security interest granted hereby in and to the Collateral constitutes a present, valid, binding and enforceable security interest as collateral security for Maker’s obligations under this Note and will be senior and prior to any liens, encumbrances, charges, title defects, interests and rights of any others with respect to such Collateral, other than the liens granted in favor of IGT and Gaming Arts, LLC, which rank senior to Payee’s security interest.

(f)
There are no actions or proceedings pending or, to the knowledge of Maker, threatened against Maker that would reasonably be expected to (i) result in any material adverse change in Maker’s financial or business condition or (ii) materially adversely affect any of Maker’s assets, including the Collateral.

6.           Maker’s Covenant.  For so long as this Note remains outstanding, Maker shall not sell, assign or transfer any of the Collateral, or any part thereof or interest therein, other than in the ordinary course of business.

7.            Events of Default. Maker shall be in default hereunder upon the happening of any of the following events or conditions (each such event or condition hereinafter referred to as an “Event of Default”):

(a)	Maker shall fail to pay when due any principal of or accrued and unpaid interest on this Note on or before three business days after Payee has given Maker written notice of such payment default.

(b)
Maker shall fail to pay when due any principal of or accrued and unpaid interest on any indebtedness of Maker for borrowed money, and such failure to pay shall remain unremedied for a period of five business days.

(c)	Maker or any subsidiary of Maker shall breach any of the terms of any agreement between Maker or any of its subsidiaries, on the one hand, and Payee or any of its affiliates, on the other hand.

(d)
Maker shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall take any corporate action to authorize any of the foregoing.

(e)
Any involuntary proceeding shall be commenced against Maker seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of ninety (90) days.

(f)
The failure by Maker to timely file with the United States Securities and Exchange Commission all reports and other documents required of the Maker under the Securities Act of 1933 and the Securities Exchange Act of 1934.

(g)
Any condition or event occurs that Payee determines, in its sole and absolute discretion, has or is reasonably likely to have a material adverse effect on (i) Maker’s business or operations, (ii) the validity or enforceability of this Note or the rights and remedies of Payee hereunder or (iii) the value of the Collateral.

8.           Remedies.  (a) Maker shall promptly notify Payee upon becoming aware of the occurrence of an Event of Default hereunder. Upon the occurrence of any Event of Default set forth in clauses (a), (b) or (c) above, the entire unpaid principal balance of and accrued interest on this Note shall immediately become due and payable with no action required by the holder hereof. Upon the occurrence of any other Event of Default, the holder hereof may, at its option, declare the entire unpaid principal balance of and accrued interest on this Note immediately due and payable without notice, demand or presentment, all of which are hereby waived, and upon such declaration the same shall become and shall be immediately due and payable.  Upon the occurrence of any Event of Default hereunder, Payee shall have (a) all rights and remedies provided to a secured party with respect to the Collateral under the UCC and (b) all rights or remedies available to Payee at law or in equity.

(b) If Payee or any other holder hereof expends any effort in any attempt to enforce payment of all or any part or installment of any sum due the holder hereunder, or if this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, all reasonable collection costs and fees incurred by the holder, including reasonable attorneys’ fees, shall be added to the principal amount of this Note.

9.           GOVERNING LAW; VENUE. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  ANY ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NOTE AGAINST MAKER OR ANY OTHER PARTY LIABLE FOR PAYMENT OF ANY SUMS OF MONEY PAYABLE ON THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN CLARK COUNTY, NEVADA.  MAKER AND EACH SUCH OTHER PARTY HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF PAYEE TO BRING ANY ACTION OR PROCEEDING AGAINST MAKER OR ANY OTHER PARTY LIABLE HEREUNDER OR WITH RESPECT TO ANY COLLATERAL IN ANY STATE OR FEDERAL COURT IN ANY OTHER JURISDICTION.

10.           Waivers. Maker and each surety, guarantor, endorser, and other party ever liable for payment of any sum s of money payable on this Note jointly and severally waive notice, presentment, demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, diligence in collecting, grace, and all other formalities of any kind, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, and any impairment of any collateral securing this Note, all without prejudice to Payee or any other holder hereof.  Payee and any other such holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release or substitute part or all of the collateral securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.

11.           Full Recourse.  The liability of Maker for amounts owing hereunder shall not be limited to the Collateral.  Maker shall remain fully liable for indefeasible repayment in full of the full amount of this Note, including all accrued and unpaid interest, fees, and expenses, and, specifically, any remaining amounts owing in the event that sale or other liquidation of the Collateral is deficient to satisfy the full amount owing hereunder.

12.           Miscellaneous.

(a)	This Note shall be binding upon Maker and shall inure to the benefit of Payee and its successors, assigns, heirs, and legal representatives.

(b)
No failure or delay by Payee to insist upon the strict performance of any term, condition, covenant or agreement of this Note, or to exercise any right, power or remedy hereunder shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy.

(c)	Time is of the essence.

IN WITNESS WHEREOF, this Note has been executed effective the date and place first written above.

LAS VEGAS GAMING, INC.

By: /s/  Bruce A. Shepard
Name:  Bruce A. Shepard
Title:    Chief Financial Officer